Exhibit 10.68

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (the "Agreement") is entered into by and between E-LOAN, INC., a Delaware corporation ("Company"), and JOSEPH J. KENNEDY ("Executive").

R E C I T A L S:

WHEREAS, Executive is currently an officer, director and employee of the Company;

WHEREAS, the parties wish to terminate Executive's employment and service on the Company's Board of Directors without dispute and pursuant to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein, it is mutually agreed as follows:

A G R E E M E N T:

    Termination of Employment. Executive hereby voluntarily resigns as the Company's President and Chief Operating Officer, and as a director of the Company, and the Company accepts his resignation, effective as of January 29, 2004. In addition, Executive hereby voluntarily resigns as an employee of the Company, and the Company accepts his resignation as an employee effective April 12, 2004 ("Termination Date"). As of the Termination Date, Executive's employment and all positions and assignments to and/or with the Company as well as all duties, responsibilities and authorities with the Company, will terminate.

    Payments and Vesting of Stock Options.

      Accrued Salary and Expenses. As of the Termination Date, the Company will have paid to Executive all accrued but unpaid salary, bonus, compensation time, vacation, and unreimbursed business expenses through the Termination Date. Upon finalizing the calculation of bonus earned on the Company's 2003 bonus plan, additional monies earned beyond those already paid to Executive in December 2003 will be paid in February, 2004. If monies paid in December 2003 represent overpayment of the actual bonus earned by Executive, the amount of such overpayment will be repaid to the Company by Executive through a deduction from the separation payment set forth in Section 2(b) below.

      Separation Pay. The Company will pay to Executive upon the Termination Date, as separation pay, the equivalent of 12 months of the Executive's current base salary (less required deductions and withholdings, and not including any bonus) in an aggregate amount equal to $230,000.

      Stock Options. Executive and the Company acknowledge and agree that (i) as of the date hereof Executive has been granted stock options (the "Options") under the Company's 1997 Stock Plan (the "Plan") to purchase an aggregate of 1,422,519 shares of the Company's common stock (the "Options"),1,228,769 of which Options will have vested as of the Termination Date and immediately prior to any acceleration under Section 2(c)(ii) below, and 100,000 of which have already been exercised as of the date hereof; (ii) subject to Section 8 hereof, all remaining unvested Options set forth in Exhibit A shall fully vest as of the Termination Date; (iii) the option exercise price for the Options is as set forth in Exhibit A to this Agreement; (iv) Executive may exercise the Options by executing and delivering such forms as are required under the Plan and the related stock option agreements, by payment of the option price in such manner as prescribed in the Plan (including by cashless exercise), and otherwise by complying with the terms of the Plan and related stock option agreements; (v) as a condition to the exercise of any Option during Executive's employment, Executive shall pay to the Company an amount equal to all federal, state and local taxes of any kind that the Company is required to withhold in connection with the exercise of such Option; and (vi) the Options shall be exercisable through April 12, 2006.

      Group Medical Benefits and COBRA Rights. The Company will pay its share of Executive's group health insurance premium through the Termination Date. Executive's rights, if any, regarding continuation of group health insurance coverage will be governed by COBRA and applicable state law, effective April 13, 2004. Information regarding COBRA will be sent to Executive on the Termination Date. If Executive elects COBRA coverage, the Company will pay Executive's COBRA payments on his behalf through April 12, 2005.

    Return of Company Property. Executive represents and warrants that he has returned or will return by the Termination Date all Company property and equipment in his possession or under his control, including, but not limited to, all files, memoranda, records, work papers, keys, credit cards, security access cards, telephone calling cards, manuals, notebooks, reports and other property of the Company that Executive received from the Company or its employees or that Executive generated in the course of employment with the Company. Executive will also turn over to the Company all embodiments of proprietary information (including, without limitation, notes, letters, documents, computer files and other records) which are in Executive's possession or control and shall not retain any copies or summaries of such records or information. Notwithstanding the foregoing, Executive shall be entitled to keep the computer he has been issued by the Company.

    Confidentiality and Proprietary Information.

      Confidential and Proprietary Information. The Uniform Trade Secrets Act defines a "trade secret" as: information, including a formula, pattern, compilation, program device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from no being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Executive shall forever hold in strictest confidence and trust all trade secrets and confidential or proprietary information of any nature and in any form which is treated as confidential by Company and which is not generally known to the public, and will not use or disclose for himself or on behalf of others such trade secrets and confidential or proprietary information.

      Specific Performance; Injunctive Relief. If Executive breaches, or threatens to breach, the confidential and proprietary information covenants described herein, the Company, shall have the right, in addition to any other rights or remedies which it may have, to seek and obtain specific performance thereof and to enjoin such breach or threatened breach. The parties hereto acknowledge and agree that any such breach or threatened breach will cause irreparable injury to the Company, and that the Company could not be reasonably or adequately compensated in damages at law. The equitable remedies provided herein are not exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

    Indemnification. The Company agrees to indemnify and hold harmless Executive against any and all Claims (defined below) incurred or suffered by Executive in connection with his service to or employment with the Company up to the date of this Agreement to the fullest extent permitted by the Company's Certificate of Incorporation or Bylaws, directors and officers liability insurance policy, or as required by any indemnification agreement between the Company and Executive or applicable law.

    Taxes. Executive agrees to be solely liable for and pay all taxes, if any, and any costs, interest, assessments, penalties, damages, attorneys' fees or other losses by reason of the payments set forth herein and to indemnify and hold the Company harmless from such amounts. Executive acknowledges that Company has made no representation regarding taxability of amounts received by Executive under the terms of this Agreement.

    Release.

      In consideration of the promises and undertakings contained herein, Executive on behalf of himself, his marital community, heirs, executors, administrators and assigns ("Executive Associated Persons" and herein collectively "Executive") hereby releases in full and forever discharges and acquits the Company and all of its related and affiliated entities, subsidiaries, as well as its and their former and current employees, agents, attorneys, shareholders, officers and directors ("Company Associated Persons") from any and all claims, causes of action, liabilities, demands, damages, penalties, debts, obligations, actions and causes of action ("Claims") whether now known or unknown, suspected or unsuspected, fixed or contingent, arising on or before the date hereof including but not limited to claims arising out of or relating to Executive's employment with the Company or termination therefrom, EXCEPT that Executive is not releasing, discharging or acquitting the Company from any Claims arising under the express terms of this Agreement or his rights to indemnification under the law. This Separation Agreement and Release specifically refers to and includes rights or claims arising under the federal Age Discrimination in Employment Act and any applicable provision of state law.

      Without limiting the generality of the foregoing, the Claims released herein include any Claims arising out of, based upon or in any way related to (i) any prior employment agreements or arrangements, including that certain employment agreement dated March 26, 1999 between the Company and Executive (the "Employment Agreement"); (ii) any property, contract or tort claims, including wrongful discharge, breach of employment contract, breach of the covenant of good faith and fair dealing, retaliation, intentional or negligent infliction of emotional distress, tortious interference with existing or prospective economic advantage, negligence, misrepresentation, breach of privacy, defamation, loss of consortium, breach of fiduciary duty, violation of public policy or any other common law claim of any kind; (iii) any violation or alleged violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (the "ADEA"), the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Consolidated Omnibus Budget Reconciliation Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act; (iv) any claims for severance pay, bonus, sick leave, vacation or holiday pay, life insurance, health, disability or medical insurance or any other fringe benefit; and (v) any claim relating to or arising under any other local, state or federal statute or regulation or principle of common law (whether in contract or in tort) governing the employment of individuals, discrimination in employment and/or the payment of wages or benefits.

    Executive understands that if any fact with respect to any matter covered by this Agreement is found to be other than, or different from the facts now believed by Executive to be true, Executive expressly accepts and assumes the risk of such possible difference in facts and agrees that this Agreement shall be, and remain, in full force and effect notwithstanding such difference in fact.

    Executive acknowledges and warrants that there are no claims or actions currently filed or pending relating to the subject matter of this Agreement. Executive further agrees that he will not initiate, assist or encourage any actions unless compelled to do so by subpoena or court order. Executive agrees that if any claim is brought on his behalf by any governmental agency or third party, he will not accept any monetary award or restitution resulting therefrom.

    Review and Revocation Period. Executive acknowledges that he has been advised to consult an attorney before executing this Agreement and that Executive has executed this Agreement (including the waiver and release set forth above which release Executive's rights under the ADEA) after having been given up to 21 days to review this Agreement and consult legal counsel. Executive has the right to revoke the waiver and release of claims under the ADEA within 7 days of signing this Agreement, and the ADEA waiver and release will not become effective or enforceable until that revocation period has expired. Should he exercise his right to revoke the ADEA waiver within the 7-day period following his signing this Agreement, he will not receive the benefits described above in Sections 2(b), 2(c) or 2(d).

    Company Release. The Company hereby forever and generally and completely releases and discharges Executive and his or her agents, successors, heirs, assigns, and affiliates, from any and all claims and demands of every kind and nature, in law, equity or otherwise, based on any actions, or failures to act, of Executive, and for damages actual and consequential, past present and future arising therefrom, EXCEPT that Company is not releasing, discharging or acquitting Executive from any claims or demands arising under the express terms of this Agreement. The Company represents and warrants that it has obtained any necessary approvals or authorizations from its Board of Directors required to consummate this Agreement and effectuate the resolution of all claims which are the subject of this Agreement.

    General Release. The release set forth above is a general release and, except as expressly provided herein, is intended to encompass all known and unknown, foreseen and unforeseen claims which either party may have against the other or any party Associates up to and including the date of this Agreement. It is further understood and agreed that Executive and the Company expressly waive all rights under Section 1542 of the Civil Code of the State of California and any similar law of any state or territory of the United States. Said section provides as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    Non-Disparagement. The parties agree that on and after the date hereof, neither they, nor any of their respective Associated Persons nor any authorized representative or agent, will make or publish, either verbally or in writing, any statement or comment which could be reasonably interpreted to be derogatory or injurious to either party, including any of their respective Associated Persons. The parties further agree to specifically instruct their respective Associated Persons regarding these non-disparagement provisions. The foregoing notwithstanding, the parties are not precluded from providing information or making statements or comments to or before any regulatory or administrative agency, governmental body or court of law when called upon to do so, which they believe in good faith to be true and which might otherwise be deemed to violate this section.

    Authority. Both parties warrant and represent that each has the sole right and exclusive authority to execute this Agreement, and that neither is restricted in so doing.

    Complete Agreement. This Agreement expresses the full and complete agreement between the parties regarding the subject matter hereof, and supersedes and replaces all prior arrangements or agreements regarding the subject matter hereof, including the Employment Agreement. No party has been or is being influenced to any extent or is relying upon any representation, covenant or statement by any other person unless set forth in this Agreement.

    No Liability. The parties agree and understand that the payment of monies and giving of other consideration, and the execution of this release and the agreements contained herein do not constitute nor shall be construed as an admission of any liability whatsoever by the parties thereto, or the admission of the validity of any claim made by or against either party.

    Severability. Should any portion of this Agreement be declared void or unenforceable, such portion shall be considered severable from the remainder, the validity of which shall remain unaffected.

    Successors and Assigns. This Agreement, and all terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. This Agreement shall be expressly assumed by any person or entity that succeeds to the Company's business by reason of merger, consolidation, combination, asset purchase or similar transaction, and in such event such person or entity shall be expressly bound by the terms hereof as if such person or entity were the original party hereto.

    Representation. Both parties to this Agreement represent and warrant that this Agreement in all respects has been voluntarily and knowingly executed by them after having received independent legal advice, if they desired, from attorneys of their choice. Both parties also represent and warrant that they have carefully read this Agreement and the contents hereof are known and understood by them.

    Further Assurances. Executive agrees to assist the Company and take all reasonable and necessary actions to ensure a professional transition hereunder.

    Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by both the Company and Executive. Any party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by any party of a breach of any provisions of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

    Rules of Construction. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. All references to "parties" refer to the parties to this Agreement unless expressly indicated otherwise. References to Sections are to Sections of this Agreement unless expressly indicated otherwise. References to "provisions" of this Agreement refer to the terms, conditions and promises contained in this Agreement. "Including" means "including without limitation" and "includes" means "includes without limitation." "Or" is inclusive and includes "and." The headings of the sections of this Agreement are for convenience only and shall in no way determine any interpretation of this Agreement.

    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Agreement may be executed by a party's signature transmitted by facsimile ("fax"), and copies of this Agreement executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed signatures as if such signatures were originals. Any party executing and delivering this Agreement by fax shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party's original signature. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

    Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

    Governing Law. This Agreement shall be governed by the law of the State of California applicable to contracts executed and wholly performed therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates indicated below.

E-LOAN, INC. By: /s/ Christian A. Larsen Christian A. Larsen Chairman of the Board and Chief Executive Officer Dated: 1/29/04	/s/ Joseph J. Kennedy JOSEPH J. KENNEDY Dated: 1/29/04 Expiration of Revocation Period: 2/5/04

Exhibit A

Options as of April 12, 2004

Grant Number	Vesting Commencement Date	Exercise Price Per Share	Total Number of Shares	Vested Shares	Unvested Shares	Exercised Shares
00000298	02/22/99	$2.0000	100,000	100,000	0	100,000
N0000298	02/22/99	$2.0000	566,372	566,372	0	0
A0000298	02/22/99	$2.0000	81,147	81,147	0	0
00000896	06/23/00	$4.5938	26,958	17,583	9,375	0
00000897	06/23/00	$4.5938	123,042	123,042	0	0
00001668	05/02/01	$1.2600	26,629	3,668	22,961	0
00001669	05/02/01	$1.2600	123,371	105,707	17,664	0
00001826	10/08/01	$1.3100	31,250	0	31,250	0
00001827	10/08/01	$1.3100	118,750	93,750	25,000	0
00001890	12/14/01	$1.7700	22,245	0	22,245	0
00001891	12/14/01	$1.7700	177,755	112,500	65,255	0
00003001	08/08/03	$3.9400	15,810	15,810	0	0
00003002	08/08/03	$3.9400	9,190	9,190	0	0
TOTAL				1,228,769	193,750	100,000